FIRST AMENDMENT TO LICENSE AGREEMENT

THIS FIRST AMENDMENT TO LICENSE AGREEMENT is made as of this 26 day of September 2012 by and between COOLSPRING STONE SUPPLY COMPANY, INC., a Pennsylvania corporation with its principal office in North Union Township, Pennsylvania 15401 ("Licensor") and DYNAMIC MATERIALS CORPORATION, a Delaware corporation with a business address at 1138 Industrial Park Drive, Mt. Braddock, Pennsylvania 15465 ("Licensee").

WITNESS:

WHEREAS, Licensor (hereinafter "Coolspring") and Licensee (hereinafter "DMC") are parties to a July 29, 2008 License Agreement ("License Agreement") relating to access and use of a portion of Coolspring Mine No. 1 located within the boundaries of real estate leased to Coolspring pursuant to a Lease (as said term is defined in the License Agreement); and

WHEREAS, pursuant to the License Agreement DMC has conducted explosion bonding operations and associated activities consisting of detonations, transportation and hauling of explosives into and out of real estate subject to the Lease; and

WHEREAS, Licensor Coolspring and DMC wish to amend the License Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual promises and consideration set forth herein and intending to be legally bound hereby, Coolspring and DMC agree as follows:

1. Reaffirmation. Except as specifically modified and amended pursuant to this First Amendment, the License Agreement is hereby ratified and reaffirmed in all respects.

2. Area of Operation. Pursuant to a July 1, 2008 Second Amendment to April 1, 1978 Lease between Coolspring and the Lessors, the Lease was amended to permit DMC to conduct explosion bonding activities on and in that portion of the premises subject to the Lease consisting of Coolspring Mine No. 1; an underground limestone mine comprising part of the real estate subject to the Lease. Under the authority granted to Coolspring under the Lease as amended by the July 1, 2008 Second Amendment to April 1, 1978 Lease, Coolspring authorizes

DMC to conduct its explosion bonding activities on that portion of the Premises leased to Coolspring consisting of undersurface/underground portions of Coolspring Mine No. 1 without limiting such activities only to the Licensed Area referenced in Section 1 of the License Agreement. As used herein, "explosion bonding activities" shall be inclusive of the manufacturing operations that consist of or relate to explosive metal working/bonding and explosive industrial diamond synthesis/bonding.

3. License Fee. Beginning with the month in which DMC conducts a detonation on any day in excess of the 2,500 pounds of explosives permitted under the License Agreement prior to this Amendment, the License Fee under the License Agreement will increase from [redacted] per month to [redacted] per month, payable in advance on or before the first day of each month in equal monthly installments, which monthly installments shall continue to be paid to Coolspring at the address set forth in Section 23 of the License Agreement. In the event, however, that DMC subsequently elects to terminate this First Amendment which it may do at its sole discretion upon 30 days' prior written notice to Coolspring, the License Fee shall thereafter revert to the [redacted] per month as described in the License Agreement as it existed prior to this Amendment.

4. Term / Option for Extension. The term of the License Agreement shall not be diminished nor extended by virtue of this First Amendment and shall remain as set forth in Section 3 of the License Agreement.

5. DMC's Use of Coolspring Mine No. 1. The license granted to DMC under the License Agreement shall be extended by this First Amendment to include explosion bonding activities as defined in Section 2 above. The following additional permissions and restrictions shall, during the time this First Amendment remains in effect, modify those set forth in Section 4 of the License Agreement:

a. DMC may conduct one detonation event per day (which detonation event may consist of serial detonations timed to occur within less than one minute) that shall consist of not more than 10,000 pounds of explosives that are of the same chemical composition, design and type currently conducted by DMC at its Dunbar, Pennsylvania

facility. Notwithstanding the foregoing, however, providing that no material overall aggregate increase in dust and particulates emitting from Coolspring Mine No. 1 occurs, DMC may conduct up to four detonation events per day consisting of not more than 10,000 pounds of explosives cumulatively if DMC concludes it can do so in a safe and efficient manner and if DMC adopts similar practices at its Dunbar, Pennsylvania facility.

b. DMC agrees that that portion of its explosion bonding activities that consist of or related to industrial diamond synthesis/bonding shall be distributed in approximately equal amounts between its facility at Dunbar, Pennsylvania and Coolspring Mine No. 1 and that, without the prior written consent of Coolspring, it will limit the conduct of any explosive industrial diamond synthesis/bonding at Coolspring Mine No. 1 to no more than 96 days in any 12-month period.

c. While all detonations shall continue to take place at a time and on a schedule that is mutually agreeable to Coolspring and DMC and while Coolspring may, in its sole discretion, advise DMC at any time and from time to time to delay its detonations or change the time or times for the detonations by DMC, Coolspring and DMC agree that DMC's typical detonation schedule shall occur between the hours of Noon and 4:00 p.m. (except that if multiple detonation events are scheduled for a single day they may be sequenced between Sunrise and 4:30 p.m.) and that, except in cases of emergency or where issues of safety arise, Coolspring will use its best efforts to provide DMC with at least 24 hours advance notice of any direction to delay DMC's detonations or change the time or times for the detonations by DMC.

d. In addition to using sand material as ground support for metal plates, DMC may use pipes and other material and components necessary to facilitate, buffer, protect or enable its conduct of "explosion bonding activities."

e. Any portal repair/modification activities and components required for DMC's activities as permitted by this First Amendment shall be submitted by DMC for approval by Coolspring before being implemented and shall be performed entirely at DMC's expense. Notwithstanding the foregoing, DMC and Coolspring agree that

Coolspring's approval will not be unreasonably withheld nor delayed and will relate solely to insuring that the modifications or repairs do not interfere with Coolspring's other operations. Coolspring's review and approval will not extend to matters of suitability, utility or safety; all of which will remain the sole responsibility of DMC.

f. DMC, its employees, agents, contractors and invitees entering any of the premises encompassed by the Lease shall comply with all procedures established from time to time by Coolspring, but Coolspring shall use good faith efforts to establish and maintain procedures that create the minimum reasonable constraints on DMC's operations. For all transportation of explosives and all operations of any kind conducted by DMC on the premises encompassed by the Lease (including in Coolspring Mine No. 1), DMC shall comply with all local, state and federal laws, rules and regulations that apply to the transportation, storage, setup and use of explosives, in particular, and explosion bonding activities in general.

g. In the event DMC installs any equipment or adopts any additional practices relating to dust control or safety at its Dunbar mine, DMC agrees to provide similar equipment and implement similar practices at Coolspring Mine No. 1.

6. DMC Safety Responsibility. The last sentence of Section 5 of the License Agreement shall be deleted in that Coolspring has determined it is not appropriate for it to provide specific direction to DMC regarding mine usage or rescue, it being the agreement and intent of both DMC and Coolspring that DMC shall be fully responsible at all times for conducting its operations and activities in a safe manner and in compliance with all local, state and federal laws, rules and regulations.

7. Coolspring's Operations. Given that Coolspring has completed all anticipated mining activities within Coolspring Mine No. 1, Coolspring agrees that DMC's operations within Coolspring Mine No. 1 need no longer be subordinated to those previously conducted by Coolspring; provided, however, that nothing in this provision shall diminish nor curtail Coolspring's rights under the License Agreement to limit as necessary DMC's operations and activity from interfering with Coolspring's overall limestone mining activities around and

adjacent to Coolspring Mine No. 1. Notwithstanding the foregoing, DMC shall continue to provide Coolspring with an Operating Plan which shall be revised from time to time to the extent DMC alters its operations.

8. Termination of First Amendment. Provided 30 days' advance written notice is delivered to Coolspring, DMC may terminate this First Amendment at any time but termination of this First Amendment shall not terminate the License Agreement. Said License Agreement shall expire in accordance with its terms and shall remain terminable as presently set forth in Section 10 thereof. Upon termination of this First Amendment, DMC's License Fee shall revert from [redacted] per month to [redacted] per month as set forth in the License Agreement.

9. Applicability of License Agreement Provisions. It is the intent of Coolspring and DMC that all provisions of the License Agreement prior to entry into this First Amendment shall apply with equal force and effect to operations conducted by DMC after execution of this First Amendment except and only to the extent specifically modified hereby.

10. Miscellaneous. Without limiting the generality of DMC's obligations under the License Agreement as amended by this First Amendment, the parties agree to the following additional stipulations:

a. To the extent sinkholes develop on the surface above or immediately adjacent to Coolspring Mine No. 1, DMC will fence off and/or repair them so that they will cause no safety issues nor disrupt Coolspring's operations. Additionally, DMC will restore any sinkholes to grade no later than the end of the term of the License Agreement.

b. In addition to the materials and equipment referenced in Section 15(B) of the License Agreement, DMC may store argon bottles and other consumables utilized in, or in connection with, its explosion bonding activities but shall not store explosives themselves on any part of the premises encompassed within the Lease including, but not limited to, Coolspring Mine No. 1 itself.

11. Captions / Counterparts. The captions and headings herein are for convenience and reference only and in no way define or limit the scope or content of this First Amendment or

in any way affect it provisions. This First Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which shall together constitute one in the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment to License Agreement as of the date first written above.

COOLSPRING STONE SUPPLY
COMPANY, INC.

[signature] Pres.

William R. Snoddy, President

DYNAMIC MATERIALS
CORPORATION

[signature]

Authorized Officer

Richard A. Santa
Senior VP + CFO